UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) December 14, 2006
Pizza Inn, Inc.
(Exact name of registrant as specified in its charter)

Missouri (State or other jurisdiction of incorporation)	0-12919 (Commission File Number)	47-0654575 (IRS Employer Identification No.)

3551 Plano Parkway, The Colony, Texas (Address of principal executive offices)	75056 (Zip Code)
Registrant’s telephone number, including area code (469) 384-5000
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement
     On December 14, 2006 Pizza Inn, Inc. (“Company”) and PepsiCo, Inc. (“PepsiCo”) entered into a Compromise Settlement Agreement and Mutual Release (the “Settlement Agreement”) and an Agreed Final Judgment (the “Agreed Judgment”) fully resolving all claims at issue in the litigation between the parties (the “Lawsuit”). The Lawsuit was filed by PepsiCo in October 2005 as a result of the Company’s termination in September 2005 of a beverage supply agreement (the “Beverage Supply Agreement”) under which the Company had purchased PepsiCo beverage products for resale in the Company’s company-owned and franchised restaurants since 1998.
     Under the terms of the Settlement Agreement, among other things, (i) each party agrees to dismiss all of its claims in the Lawsuit; (ii) the parties release and discharge each other from all pending and possible claims arising out of or in connection with the Beverage Supply Agreement; (iii) the Company agrees to pay to PepsiCo $410,000 (the “Settlement Payment”) on or before December 29, 2006 and has entered into the Agreed Judgment to secure the Company’s payment obligations; and (iv) each party bears its own attorneys’ fees and court costs. If the Company does not make full payment of the Settlement Payment by the date due, PepsiCo may elect to (x) terminate the Settlement Agreement prior to January 15, 2007 and return to the Company the Agreed Judgment and any partial payment of the Settlement Payment, whereupon all claims and defenses of each party in the Lawsuit would be restored; or (y) ratify and enforce the Settlement Agreement, file the Agreed Judgment with the court and enforce the Company’s payment obligations. Should PepsiCo elect to enforce the Settlement Agreement and Agreed Judgment, the Company would be liable for payment of the Settlement Payment, plus interest at 10% per annum from January 1, 2007 through the date of full payment of the Settlement Payment, and PepsiCo’s attorneys’ fees and costs.
     The Company anticipates that it will be able to make the full Settlement Payment on or before December 29, 2006. However, if the Company cannot make the Settlement Payment in full by that date, it may incur additional legal fees and interest expense that could have a material adverse effect on the Company’s liquidity, financial condition, business and results of operations. If the Settlement Payment is not made as anticipated and the Settlement Agreement is not enforced, the Company could also be subject at trial to a judgment in favor of PepsiCo in an amount up to approximately $3.2 million.
     The Company believes that terminating the Beverage Supply Agreement is in the best interest of the Company and its franchisees due to the quality of service and marketing support received and beverage sales volumes anticipated from the Company's current beverage suppliers.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Pizza Inn, Inc.
Date: December 14, 2006	By:	/s/ Timothy P. Taft
Timothy P. Taft,
President and Chief Executive Officer